                               STATE OF DELAWARE

                                     [ART]

                         OFFICE OF SECRETARY OF STATE

                              ------------------

     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RESTATED CERTIFICATE OF INCORPORATION OF PLAYBOY ENTERPRISES, INC. FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JUNE, A.D. 1990, AT 9 O'CLOCK A.M.

                              : : : : : : : : : :


              RECEIVED FOR RECORD

               June 29 A.D. 1990
               --------     ----

[SEAL]       /s/ Michael T. Scuse                   /s/ Michael Harkins
         -----------------------------      -----------------------------------
                   RECORDER                 Michael Harkins, Secretary of State

         $3.00 STATE DOCUMENT FEE PAID      AUTHENTICATION:  12707560

  901735199                                           DATE:  06/27/1990

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/27/1990
                                                           901785190 - 611512


                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                           PLAYBOY ENTERPRISES, INC.


                     The undersigned, being the Executive Vice President, Law
            and Administration, and General Counsel and the Secretary of PLAYBOY ENTERPRISES, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

                     1. The name of the Corporation is PLAYBOY ENTERPRISES, INC.
            The Corporation was originally incorporated under the name HMH Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was May 27, 1964.

                     2. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Restated Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

                     3. The text of the Restated Certificate of Incorporation,
            as amended or supplemented heretofore, is hereby restated to read as herein set forth in full:

                FIRST: THE NAME OF THE CORPORATION IS PLAYBOY ENTERPRISES, INC.

                SECOND: Its principal office in the State of Delaware is located at 39 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name and address of its resident agent is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901.

                THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

                    To engage in the business of: publishing of all kinds; all phases of entertainment and communications, including motion pictures, plays, radio, television; the operation of hotels and resorts; and the operation of establishments featuring food, beverage and entertainment.

                    To engage in any lawful act or activity, or engage in any
                business, for which corporations may be organized under the General Corporation Law of the State of Delaware.

                    In general, to carry on any other business in connection
                with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

                FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Thirty Seven Million Five Hundred Thousand (37,500,000) shares of Common Stock, consisting of Seven Million Five Hundred Thousand (7,500,000) shares of Class A Common Stock of the par value of One Cent ($.01) per share and Thirty Million (30,000,000) shares of Class B Common Stock of the par value of One Cent ($.01) per share.

            A.  Terms of Common Stock
                ---------------------

                Except as otherwise required by law or as otherwise provided in this certificate, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences, qualifications, limitations and other rights.

                Subject to all of the rights of any class of stock authorized after the effective date of this provision of Article FOURTH ranking senior to the Common Stock as to dividends, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. The Board of Directors may declare a dividend or distribution upon both classes of the Common Stock in shares of any authorized class or series of capital stock of the corporation only if such dividend or distribution is declared and paid proportionately to all holders of both classes of Common Stock as follows: (i) in Class A Common Stock to the holders of Class A Common Stock and in Class B Common Stock to the holders of Class B Common Stock, (ii) in Class B Common Stock to the holders of Class A Common Stock and Class B Common Stock, or (iii) in any other authorized class or series of capita1 stock to the holders of both classes of Common Stock.

                In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of any class of stock authorized after the effective date of this provision of Article FOURTH ranking senior to the Common Stock as to assets shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been set aside for the benefit of the holders of such stock, the remaining net assets of the corporation shall be distributed pro rata to the holders of both classes of the Common Stock.

                In the event of a merger or consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the holders of Class B Common Stock shall be entitle to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

                Except as otherwise expressly provided with respect to any other class of stock and except as otherwise may be required by law or this certificate, the Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held. Except as expressly provided in this certificate and except as otherwise required by law, the Class B Common Stock shall have no voting rights.

                The corporation may not split, divide or combine the shares of either class of Common Stock unless, at the same time, the corporation splits, divides or combines, as the case may be, the shares of the other class of Common Stock in the same proportion and manner.

            B. Issuance of Class A Common Stock in Mergers and Acquisitions
               ------------------------------------------------------------

               Class A Common Stock may be issued as consideration in a merger or other transaction involving the acquisition of or exchange for securities, assets, properties or other interests of any person or entity by the corporation, only if such issuance is approved by the holders, as of a date not more than thirty days prior to the effective date of such merger or other transaction, of a majority of the outstanding shares of Class A Common Stock, unless (i) Class B Common Stock is also issued as consideration in such merger or other transaction, and (ii) the quotient determined by dividing the number of shares of Class B Common Stock to be so issued by the number of shares of Class A Common Stock to be so issued is greater than or equal to the quotient determined, immediately prior to the effective time of such merger or other transaction, by dividing the total number of outstanding shares of Class B Common Stock by the total number of outstanding shares of Class A Common Stock.

            C.  Minority Protection Transactions
                --------------------------------

                (i) If any person or group acquires beneficial ownership of additional Class A Common Stock, or if any group of persons is formed, after the effective date of this provision of Article FOURTH, and such acquisition (other than upon original issuance by the corporation, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan) or formation results in such person or group owning 10% or more of the issued and outstanding Class A Common Stock, and such person or group (a "Related Person") does not then own an equal or greater percentage of the Class B Common Stock, such person or group must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer in compliance with all applicable laws and regulations to acquire additional Class B Common Stock as provided in this subsection C of Article FOURTH (a "Minority Protection Transaction").

                (ii) In each Minority Protection Transaction, the Related Person must make a public tender offer to acquire that number of shares of Class B Common Stock determined by (a) multiplying the percentage of outstanding Class A Common Stock beneficially owned by such Related Person by the total number of shares of Class B Common Stock outstanding on the date such person or group became a Related Person, and (b) subtracting therefrom the total number of shares of Class B Common Stock beneficially owned by such Related Person on such date (including shares acquired on such date at or prior to the time such person or group became a Related Person). The Related Person must acquire all of such shares validly tendered; provided, however, that if the number of shares of Class B Common Stock tendered to the Related Person exceeds the number of shares required to be acquired pursuant to the formula set forth in this clause
            (ii), the number of shares of Class B Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares or Class B Common Stock tendered by all tendering holders.

               (iii) The offer price for any shares of Class B Common Stock required to be purchased by the Related Person pursuant to this provision shall be the greater of (a) the highest price per share paid by the Related Person for any share of Class A Common Stock in the six month period ending on the date such person or group became a Related Person or (b) the highest bid price of a share of Class A Common Stock or Class B Common Stock on the New York Stock Exchange (or such other exchange or quotation system as is then the principal trading market for such shares) on the date such person or group became a Related Person. For purposes of clause (iv) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Related Person or Interested Stockholder (as defined therein), became required to engage in a Minority Protection Transaction. In the event that the Related Person has acquired Class A Common Stock in the six month period ending on the date such person or group becomes a Related Person for consideration other than cash, the value of such consideration per share of Class A Common Stock shall be as determined in good faith by the Board of Directors.

               (iv) A Minority Protection Transaction shall also be required to be effected by any Related Person, and any other person or group that beneficially owns 10% or more of the outstanding shares of Class A Common Stock on the effective date of this provision of Article FOURTH (an "Interested Stockholder"), that acquires beneficial ownership of additional shares of Class A Common Stock (other than upon issuance or sale by the corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) or joins with other persons to form a group, whenever such additional acquisition or formation results in such Related Person or Interested Stockholder owning the next higher integral multiple or 5% (e.g. 15%, 20%, 25%, etc.) of the outstanding shares of Class A Common Stock and such Related Person or Interested Stockholder does not own an equal or greater percentage of the shares of Class B Common Stock. Such Related Person or Interested Stockholder shall be required to make a public tender offer to acquire that number or shares of Class B Common Stock prescribed by the formula set forth in clause (ii) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in said clause (ii), at the price determined pursuant to clause (iii) above.

               (v) if any Related Person or Interested Stockholder fails to make an offer required by this subsection C of Article FOURTH, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Related Person or Interested Stockholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Related

Person or Interested Stockholder unless and until such requirements are complied with or unless and until all shares of Class A Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Related Person or Interested Stockholder.

  (vi) The Minority Protection Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding, provided that any acquisition by any person or group owning 10% or more of the Class A Common Stock occurring after such change shall be subject to any Minority Protection Transaction requirement that would be imposed with respect to a Related Person or Interested Stockholder pursuant to clause (iv) of this Subsection C of Article FOURTH.

  (vii) If the person acquiring Class A Common Stock is the corporation, treasury shares will be considered issued and outstanding for purposes of determining the corporation's obligations hereunder.

  (viii) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the numbers of issued and outstanding shares reported by the corporation on the last filed of (a) the corporation's most recent annual report on Form 10-K (b) its most recent (Quarterly Report on Form 10-Q, or (c) if any, its most recent Current Report on Form 8-K.

  (ix) For purposes of this subsection C of this Article FOURTH, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

  (x) The corporation shall not take any corporate action, including, without limitation, any amendment to this certificate (including any amendment effected by merger or consolidation), which will adversely affect the rights of the holders of the Class B Stock under this subsection C of Article FOURTH, unless such action shall have been approved by the holders of a majority of the outstanding shares of Class B Stock who are not Related Persons or Interested Stockholders.

D. No Pre-emptive Rights

  No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

  FIFTH: The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

  SIXTH: The corporation is to have perpetual existence.

  SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

  EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

  To make alter or repeal the by-laws of the corporation.

  To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

  To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

  By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

  When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting-power, given at stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

  NINTH: In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein: any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation for the purpose of authorizing any such contract or transaction with like force and effect as if were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership.

  TENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

  ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  TWELFTH: Directors shall not be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

                               BK C - 129 PG 160


     IN WITNESS WHEREOF, the undersigned have signed and attested this certificate this 25th day of June, 1990.


                                            /s/ Howard Shapiro
                                            -----------------------
                                            Howard Shapiro
[Seal]                                      Executive Vice President,
                                            Law and Administration,
                                            and General Counsel

ATTEST:

/s/ Dale C. Gordon
- -----------------------
Dale C. Gordon
Secretary

                STATE OF DELAWARE   )
                                    )   INDEXED
                KENT COUNTY         )

                RECORDED In the Office for the Recording of Deeds, Etc. at Dover, In and for the said County of Kent, In Corp. Record C Vol. 129 Page 144 Etc. the 29th day of June A.D. 1990. WITNESS my Hand and Seal of said office.

                /s/ Michael T. Scuse, Recorder